OVERSEAS SHIPHOLDING GROUP, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this ______ of ______________ (the “Agreement”), by and between Overseas Shipholding Group, Inc. (the “Company”), and _________________ (the “Optionee”).

WHEREAS, the Company has adopted the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the employees and consultants of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, Section 6 of the Plan provides for the grant of Options to Participants in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Grant of Option. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee an Option to purchase _________ shares of Class A Common Stock (the “Option Shares”).). The Option is intended to be a non-statutory stock option.
2.    Grant Date. The “Grant Date” of the Option hereby granted is ________________.
3.    Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
4.    Exercise Price. The per Option Share exercise price for the purchase of Option Shares upon the exercise of all or any portion of the Option will be the closing price of one share of Common Stock on the Grant Date.
5.    Vesting Schedule; Expiration.
(a)    Vesting Schedule. Subject to Section 6 below, the option is immediately fully vested on the Grant Date.
(b)    Expiration. Subject to earlier expiration as provided in Section 6 below, the Option will expire at the close of business on the business day immediately preceding the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).
6.    Termination of Employment. The consequences of a termination of Optionee’s Employment for Cause (as defined in Section 22) shall be as follows, unless Optionee has a valid and enforceable employment agreement with the Company containing provisions that conflict with the following, in which case the terms of such employment agreement shall prevail:
(a)    Termination of Employment for Cause. If the Optionee’s Employment is terminated by the Company for Cause, the Option (whether then vested or exercisable or not) shall immediately lapse and cease to be exercisable.
(b)    Exercise Period Following Termination of Employment. On or after the date the Optionee's Employment terminates, the vested portion of the Option may be exercised, but only within such period of time ending on the earlier to occur of (i) the 90th day after the date the Optionee’s Employment terminates and (ii) the Expiration Date; provided if the Optionee’s Employment with the Company terminates for death or Disability (as defined in Section 22 herein), the vested portion of the Option may be exercised within such period of time ending on the earlier to occur of (i) the first anniversary of the date the Optionee’s Employment terminates and (ii) the Expiration Date.
7.    Forfeiture. Options which have not become vested, or which do not vest, as of the date the Optionee’s Employment terminates shall immediately be forfeited on such date, and the Optionee shall have no further rights with respect thereto, unless the Optionee has a valid and enforceable employment agreement with the Company containing provisions that conflict with the foregoing, in which case the terms of such employment agreement shall prevail.
8.    Transferability. The Option is exercisable during the Optionee’s lifetime only by the Optionee and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option will be forfeited by the Optionee and all of the Optionee’s rights to such Option shall immediately terminate without any payment or consideration from the Company. Upon the death of the Optionee, the Option may be exercised only by the executors or administrators of the Optionee’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution.
9.    Manner of Exercise; Holding Requirement.
(a)    Election to Exercise. The Option is exercisable by delivery of an electronic or physical exercise notice, in the form attached hereto as Exhibit A or such other form as permitted by the Committee from time to time and communicated to the Optionee (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Option Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan.
(b)    Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in the manner designated by the Committee.
(c)    Holding Requirement. The Optionee agrees to retain ownership of the Option Shares, other than any Option Shares withheld pursuant to Section 11 or in payment of the Exercise Price, until the earliest to occur of (i) a Change in Control; (ii) the Grantee's Separation from Service Date, solely in the event of a termination of the Grantee's employment by the Company without Cause or by the Grantee for Good Reason (as each such term is defined in Section 22); and (iii) the third (3rd) anniversary of the Grant Date.
10.    Restrictive Covenants. Unless otherwise determined by the Committee in its sole discretion, by accepting the Option, the Optionee acknowledges that the Optionee is bound by the following restrictive covenants (the “Restrictive Covenants”):
(a)    Except to the extent (1) expressly authorized in writing by the Company or (2) required by law or any legal process, the Optionee shall not at any time during the Optionee’s Employment with the Company or any of its Affiliates or following the date the Optionee’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 22 herein) or proprietary Trade Secrets (as defined in Section 22 herein) of the Company or any of its Affiliates; or
(b)    The Optionee shall not at any time during the Optionee’s Employment with the Company or any of its Affiliates or following the date the Optionee’s Employment terminates make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees.
Notwithstanding clause (a) above, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), the Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. The Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Optionee files a lawsuit or other action alleging retaliation by the Company for reporting a suspected violation of law, the Optionee may disclose the trade secret to the Optionee’s attorney and use the trade secret in the court proceeding or other action, if the Optionee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. This paragraph shall govern to the extent it may conflict with any other provision of this Agreement.
The Restrictive Covenants are in addition to and do not supersede any rights the Company may have in law or at equity or under any other agreement. Notwithstanding the foregoing, in the event the Optionee has a valid and enforceable employment agreement with the Company that contains similar restrictive covenants to those set forth herein, to the extent there is a conflict between the Restrictive Covenants and such employment agreement, the terms of such employment agreement shall prevail.
By accepting the Option, the Optionee shall further agree that it is impossible to measure in money the damages which will accrue to the Company or any of its Affiliates in the event the Optionee breaches the Restrictive Covenants. Therefore, if the Company or any of its Affiliates shall institute any action or proceeding to enforce the provisions hereof, the Optionee shall agree to waive the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and the Optionee shall agree not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law.
If at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that the Optionee has breached any of the Restrictive Covenants described in clauses (a) and (b) above, or in any other agreement including any employment agreement, the Committee may suspend the Optionee’s right to exercise any Option pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached. If the Committee determines in good faith that the Optionee has breached any such Restrictive Covenant, the Optionee shall immediately forfeit any outstanding unvested Options and any vested but unexercised Options and shall repay to the Company, upon demand, any Exercised Shares. The Optionee shall also be required to repay to the Company, in cash and upon demand, any proceeds resulting from the sale or other disposition (including to the Company) of Exercised Shares.
The foregoing shall not prejudice the Company’s right to require the Optionee to account for and pay over to the Company on a pre-tax basis any profit obtained by the Optionee as a result of any transaction constituting a breach of the Restrictive Covenants.
11.    Taxes.
(a)    Liability for Tax-Related Items. Except to the extent prohibited by law, the Optionee acknowledges that the Optionee is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the Option, regardless of any action the Company takes with respect to such Tax-Related Items. The Optionee further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the Option, including the grant, vesting, and exercise of the Option, or the subsequent sale of the Exercised Shares and (ii) does not commit, and is under no obligation, to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.
(b)    Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Exercised Shares shall be issued, and no sales proceeds shall be delivered, unless and until satisfactory arrangements (as determined by the Committee) have been made by the Optionee with respect to the payment of any taxes which the Company determines must be withheld with respect to such Exercised Shares or such sales proceeds. If the Optionee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, the Company will withhold from shares of Common Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the withholding obligation may be satisfied by one or a combination of the methods set forth in the Plan. If the Optionee is not subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, the Optionee may elect to have the Company withhold from shares of Common Stock upon the relevant tax withholding event and such election shall satisfy the Optionee's obligations under this Section 11.
12.    Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Optionee’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, together with the Plan and the Exercise Notice, represent the entire agreement between the parties with respect to the Option. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. The Company reserves the right, however, to the extent that the Company deems necessary or advisable in its sole discretion, to unilaterally alter or modify the terms of the Option set forth in this Agreement in order to ensure that the Option qualifies for exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”); provided, however that the Company makes no representations that the Option will be exempt from the requirements of Section 409A.
13.    Policy Against Insider Trading; Recoupment. By accepting the Option, the Optionee acknowledges that the Optionee is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Optionee further acknowledges and agrees that Exercised Shares, and any proceeds thereof, are subject to any recoupment or "clawback" policy of the Company as may be in effect from time to time and applied with prospective or retroactive effect.
14.    Data Privacy Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by the Company for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of Common Stock or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Optionee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Optionee’s participation in the Plan. Further, the Optionee understands that the Optionee is providing the consents herein on a purely voluntary basis.
15.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Optionee and the Optionee’s beneficiary, if applicable.
16.    Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.
17.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
19.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
20.    Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Optionee hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or a Committee thereof, in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Exercise Shares and that the Optionee should consult a tax advisor prior to such exercise or disposition.
21.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Optionee on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Code Section 409A shall be subject to the following:
(a)    no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a "separation from service" under Treasury Regulation Section 1.409A-1(h), and references in the Agreement to "termination", "termination of employment" or like terms shall mean a "separation from service;"
(b)    in the event that any payment to the Optionee or any benefit hereunder is made upon, or as a result of the Optionee's termination of employment, and the Optionee is a "specified employee" (as that term is defined under Section 409A of the Code) at the time the Optionee becomes entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such payment or benefit will be paid or commenced to be paid to the Optionee under this Agreement until the date that is the earlier to occur of (i) the Optionee’s death or (ii) six months and one day following the Optionee’s termination of employment (the "Delay Period"). Any payments which the Optionee would otherwise have received during the Delay Period will be payable to the Optionee in a lump sum on the date that is six months and one day following the effective date of the termination, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein;
(c)    whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Optionee shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years;
(d)    each separately identified amount and each installment payment to which the Optionee is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A of the Code; and
(e)    the payment of any compensation or benefit may not be accelerated except to the extent permitted by Section 409A of the Code.
22.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)     "Annual Bonus" shall have the meaning given to such term in the Employment Agreement.
(b)    “Cause” shall have the meaning given to such term in the Employment Agreement.
(c)    “Competitor” shall mean any individual, corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) any business conducted by the Company or any of its Affiliates.
(d)     “Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Optionee; and provided further that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
(e)    “Disability” means, as a result of the Optionee's incapacity due to physical or mental illness or injury, the Optionee (i) becomes eligible to receive a benefit under the Company's long-term disability plan applicable to the Optionee, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his or her employment with reasonable accommodation for a continuous period of 90 days or an aggregate of 180 days within a one-year period.
(f)    "Employment Agreement" shall mean the employment agreement dated as of July 17, 2016 between the Company and the Optionee, as amended and in effect from time to time.
(g)    "Good Reason" shall have the meaning given to such term in the Employment Agreement.
(h)    "Separation From Service Date" shall have the meaning given to such term in the Employment Agreement.
(i)    “Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all Affiliates and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Optionee; and provided further that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Optionee has hereunto signed this Agreement on the Optionee’s own behalf, thereby representing that the Optionee has carefully read and understands this Agreement and the Plan as of the day and year first written above.
OVERSEAS SHIPHOLDING GROUP, INC.

By: Timothy J. Bernlohr
Title: Chairman, Human Resources and Compensation Committee
Acknowledged and Accepted:

EXHIBIT A

OVERSEAS SHIPHOLDING GROUP, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
EXERCISE NOTICE

Overseas Shipholding Group, Inc.
Attention: Head of Human Resources

1.    Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares of Common Stock (the “Shares”) under and pursuant to the stock option granted to Purchaser (the “Option”) pursuant to the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “Plan”) and the Stock Option Grant Agreement dated ______________ (the “Agreement”). The purchase price for the Shares shall be $______ per Share, as required by the Agreement.

2.    Delivery of Payment. Purchaser herewith delivers to Overseas Shipholding Group, Inc. (the “Company”) the full purchase price for the Shares in cash or through net physical settlement or other method of cashless exercise designated by the Committee.

3.    Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

4.    Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or its transfer agents or registrars) of the Shares, the Purchaser shall not have any rights as a shareholder with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares acquired upon exercise of the Option shall be issued to the Purchaser as soon as practicable after exercise of the Option.

5.    Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

Submitted by: PURCHASER __________________________________ Signature __________________________________ Print Name	Accepted by: OVERSEAS SHIPHOLDING GROUP, INC. By: ____________________________________ Title: ___________________________________ Date Received: ___________________________